EXHIBIT 99.1

News Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
425-576-3600

Contacts:
Investors: Amit Mehta 425-576-3692
Media: Susan Johnston 425-576-3617

Nextel Partners Doubles Net Income, Adjusted EBITDA, and Net Cash
from Operating Activities in 2004

– First Full Year of Positive Net Income –
– Exceeds $1 Billion in Service Revenues for the First Time –
– Full Year Adjusted EBITDA Increases by $192 Million to $376 Million –
– Net Cash Flow from Operating Activities of $71 Million for Fourth Quarter and $202.5 Million for 2004 –
– 30% Subscriber Growth with 369,200 Net Subscriber Additions in 2004 –
– Record Low Churn of 1.3% in Fourth Quarter –
– 2005 Guidance Provided –

KIRKLAND, Wash. – February 23, 2005 - Nextel Partners, Inc. (NASDAQ: NXTP) today reported record financial and operating results for the year ended December 31, 2004, marking its first full year of positive net income, its first year of more than $1 billion in annual service revenues and a substantial increase in net cash from operating activities. These 2004 financial results are preliminary due to a review of our accounting treatment for leases, which is further explained below.

The company posted net income attributable to common stockholders of $58.2 million for 2004, an increase of $265.4 million over a net loss attributable to common stockholders of $207.2 million in 2003. Excluding the loss from early retirement of debt, net income attributable to common stockholders was $113.2 million in 2004. Net income for the fourth quarter was $37.4 million, an increase of $62.4 million over the prior year’s fourth quarter $25 million net loss. For 2004, Adjusted EBITDA more than doubled to $376 million compared to last year’s Adjusted EBITDA of $183.8 million. Fourth quarter Adjusted EBITDA was $108.6 million, a 61% increase compared to last year’s fourth quarter Adjusted EBITDA of $67.4 million. Net cash generated from operating activities was $202.5 million in 2004, a 132% increase compared to 2003 net cash from operating activities of $87.2 million. For fourth quarter 2004, net cash from operating activities was $70.7 million, a 23% increase compared to $57.7 million for fourth quarter 2003. Net income attributable to common stockholders per diluted share was $0.13 for the quarter and $0.21 for the year. Net income attributable to common stockholders per diluted share excluding the loss on early retirement of debt was $0.39 for the year.

For 2004, service revenues grew 34% over the prior year to $1.29 billion, compared to $964.4 million in service revenues in 2003. For the fourth quarter, service revenues were $354.7 million, an increase over 2003 fourth quarter service revenues of $276.7 million. Total revenues increased to $372.4 million for the fourth quarter and $1.37 billion for 2004.

For the second consecutive quarter, Nextel Partners established a new company-best by adding 94,900 subscribers during the fourth quarter to end the year with 1,602,400 digital subscribers, an increase of 30% from the 1,233,200 subscribers at the end of 2003.

“We achieved many significant milestones this year. We doubled our bottom line performance on several key measures, demonstrating our ability to profitably market to and serve wireless customers in mid-sized and rural markets,” said John Chapple, Nextel Partners’ Chairman, CEO and President. “Surpassing $1 billion in service revenues and delivering our first full year of operating in the black are strong indicators of our focus on shareholder value. After five years as a public company, our momentum is strong, our operations are fine tuned and we believe significant upside remains for growth in the markets we serve.”

Fourth quarter 2004 net capital expenditures, excluding capitalized interest, were $67.2 million. Net capital expenditures for the full year of 2004, excluding capitalized interest, were $164.6 million. During the year, the company added 478 cell sites to its network, bringing the total number of sites to 4,084 at year-end. Nextel Partners opened 33 new company-owned stores during 2004 with more than 70 stores in operation throughout the country at year-end.

Average monthly revenue per subscriber unit (ARPU) was approximately $67 in the fourth quarter and for the year – remaining among the highest in the wireless industry. Inclusive of roaming revenues, ARPU was approximately $76 for the fourth quarter and $77 for the full year. Nextel Partners lowered average monthly churn rates to a record 1.3% in the fourth quarter and to 1.4% for the full year, among the lowest rates in the industry. Lifetime revenue per subscriber (LRS) was $5,154 for the fourth quarter and $4,786 for 2004.

“Nextel Partners has again posted a record-setting quarter and year-end results despite significant marketplace competition,” said Barry Rowan, Partners’ Chief Financial Officer. “We still lead the industry in lifetime revenue per subscriber and customer retention and our ARPU is among the highest in the industry. We continue to serve some of the most profitable and loyal customers in the country. Our performance is a result of Partners’ strategy: to expand our network coverage, invest in company-owned stores, increase our data service offerings and maintain an unwavering commitment to 100 percent customer satisfaction.”

Accounting Treatment for Leases
Nextel Partners has been reviewing its accounting practices with respect to lease transactions based on recent clarification from the Securities and Exchange Commission. The company has discussed this issue with its independent external auditors and has determined that it will modify its accounting practices in this area. A final determination has not yet been made as to whether the modifications will be made as a cumulative adjustment in the fourth quarter of 2004 or as a restatement of prior periods. The company believes that the cumulative effect of these adjustments through December 31, 2004 will be less than $20 million. As the modifications relate solely to accounting treatment, they will not affect Nextel Partners’ historical or future cash flow or the timing of payments under its relevant leases. Accordingly, the results included in this release are preliminary and do not reflect any adjustments for this correction.

2005 Guidance
Nextel Partners’ 2005 guidance is forward-looking and is based upon management’s current beliefs as well as a number of assumptions concerning future events and, as such, should be taken in the context of the risks and uncertainties outlined in the Securities and Exchange Commission filings of Nextel Partners, Inc. Nextel Partners’ current outlook for 2005 results is:

•	Net subscriber additions of at least 375,000

•	Annual churn at or below 1.6%

•	ARPU in the mid- to high-$60s

•	Service revenue of $1.57 billion

•	Adjusted EBITDA of at least $510 million

•	Net capital expenditures of approximately $185 million

Non-GAAP Financial Measures
The information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as other financial measures that may be considered non-GAAP financial measures, including Adjusted EBITDA, net income (loss) attributable to common stockholders excluding the loss on early retirement of debt, net income (loss) attributable to common stockholders per share excluding the loss on early retirement of debt, net capital expenditures, ARPU and LRS. Generally, a non-GAAP financial measure is a numerical

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measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. As described more fully in the notes to the attached financial tables, management believes these non-GAAP measures provide meaningful additional information about our performance and our ability to service our long-term debt and other fixed obligations and to fund our continued growth. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations from GAAP results to these non-GAAP financial measures are provided in the notes to the attached financial tables. In addition, to view these and other reconciliations and information about how to access the conference call discussing Nextel Partners’ fourth quarter and year-end results, visit the ‘Investor Relations’ tab at www.nextelpartners.com.

Fourth Quarter and 2004 Year-End Results Conference Call – Wednesday, Feb. 23, 2005
Nextel Partners will be hosting its fourth quarter 2004 conference call on Wednesday, Feb. 23, 2005 at 11 a.m. EST. The call-in number is Domestic 1-800-369-2088 or International 1-517-308-9002. The passcode is PARTNER. Instant replay of the call will be available until March 23, 2005 by calling Domestic 1-800-219-6392 or International 1-402-220-3909. The conference call will also be available via a live Web cast. To listen to the live call, please go to http://www.nextelpartners.com at least 15 minutes early to register, download, and install any necessary software. For those who cannot listen to the live broadcast, it will be archived on the Web site following the call.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including without limitation, matters related to Nextel Partners’ growth opportunities and future financial and operating results. The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners’ actual future experience involving any one or more of such matters and subject areas. Nextel Partners has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel Partners’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners’ reports filed with the SEC, including Nextel Partners’ annual report on Form 10-K for the year ended December 31, 2003 and its quarterly filings on Form 10-Q. This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.

Nextel Partners, Inc. (NASDAQ:NXTP), based in Kirkland, Wash., has exclusive rights to offer the same fully integrated, digital wireless communications services offered by Nextel Communications, Inc. (Nextel) in mid-sized and rural markets in 31 states where approximately 54 million people reside. Nextel Partners and Nextel together offer the largest guaranteed all-digital wireless network in the country serving 297 of the top 300 U.S. markets. To learn more about Nextel Partners, visit www.nextelpartners.com.

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NEXTEL PARTNERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except for per share amounts)
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2004 (1)	2003	2004 (1)	2003
REVENUES:
Service revenues (2)	$354,706	$276,687	$1,291,352	$964,386
Equipment revenues (2)	17,649	19,365	77,075	54,658

Total revenues	372,355	296,052	1,368,427	1,019,044
OPERATING EXPENSES:
Cost of service revenues	93,755	85,707	356,652	318,038
Cost of equipment revenues (2)	36,018	32,857	143,848	114,868
Selling, general and administrative	133,945	110,123	492,335	402,300

ADJUSTED EBITDA (3)	108,637	67,365	375,592	183,838
Stock based compensation	223	352	755	1,092
Depreciation and amortization	39,118	35,896	149,628	135,417

INCOME (LOSS) FROM OPERATIONS	69,296	31,117	225,209	47,329
Interest expense, net	(24,792)	(35,459)	(106,500)	(152,294)
Interest income	1,089	881	2,891	2,811
Loss on early retirement of debt	—	(20,676)	(54,971)	(95,093)

INCOME (LOSS) BEFORE DEFERRED INCOME TAX PROVISION	45,593	(24,137)	66,629	(197,247)
Deferred income tax provision	(8,150)	(836)	(8,396)	(7,811)

NET INCOME (LOSS)	37,443	(24,973)	58,233	(205,058)
Mandatorily redeemable preferred stock dividends	—	—	—	(2,141)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$37,443	$(24,973)	$58,233	$(207,199)

Net Income (Loss) per share attributable to common stockholders:
Basic	$0.14	$(0.10)	$0.22	$(0.82)

Diluted	$0.13	$(0.10)	$0.21	$(0.82)

Weighted average number of shares outstanding:
Basic	265,267	256,982	263,671	252,440

Diluted	306,627	256,982	304,985	252,440

NEXTEL PARTNERS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2004	2003
Cash and cash equivalents	$147,484	$122,620
Short-term investments	117,095	146,191
Accounts receivable, net of allowance $15,874 and $14,873, respectively	190,954	150,219
Subscriber equipment inventory	49,595	24,007
Other current assets	31,388	19,006

Total current assets	536,516	462,043

Property, plant and equipment, net	1,042,798	1,025,096
FCC licenses, net of accumulated amortization of $8,744	375,470	371,898
Other long-term assets (1)	20,995	30,273

Total assets	$1,975,779	$1,889,310

Current liabilities	$205,659	$185,425
Long-term debt	1,632,518	1,653,539
Other long-term liabilities	67,891	63,642

Total liabilities	1,906,068	1,902,606

Total stockholders’ equity (deficit) (1)	69,711	(13,296)

Total liabilities and stockholders’ equity (deficit)	$1,975,779	$1,889,310

NEXTEL PARTNERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) (1)	$37,443	$(24,973)	$58,233	$(205,058)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization (1)	39,118	35,896	149,628	135,417
Loss on early retirement of debt	—	20,676	54,971	95,093
Other non-cash items in net loss	8,714	4,488	10,032	43,454
Change in current assets and liabilities (1)	(14,527)	21,615	(70,398)	18,248

Net cash from operating activities	$70,748	$57,702	$202,466	$87,154

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(53,471)	(32,728)	(156,843)	(179,794)
FCC licenses	(223)	(1,657)	(3,873)	(16,026)
Proceeds from sale and maturities of short-term investments, net	(1,753)	(1,881)	29,096	(18,684)

Net cash from investing activities	$(55,447)	$(36,266)	$(131,620)	$(214,504)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash from financing activities	$10,238	$(17,041)	$(45,982)	$182,448

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$25,539	$4,395	$24,864	$55,098

CASH AND CASH EQUIVALENTS, beginning of period	$121,945	$118,225	$122,620	$67,522

CASH AND CASH EQUIVALENTS, end of period	$147,484	$122,620	$147,484	$122,620

NEXTEL PARTNERS, INC. AND SUBSIDIARIES
Other Data
(unaudited)

Digital units in service as of:
December 31, 2004	1,602,400

September 30, 2004	1,507,500

June 30, 2004	1,414,000

March 31, 2004	1,322,000

December 31, 2003	1,233,200

	For the Three	For the Year
	Months Ended	Ended
	December 31,	December 31,
	2004	2004

	(in thousands)
Net capital expenditures (excludes capitalized interest) (4)	$67,173	$164,584

NEXTEL PARTNERS, INC. AND SUBSIDIARIES
Supplemental Schedule
(Dollars in thousands, except ARPU, Lifetime Revenue per Subscriber and Per Share Data)
(unaudited)

(1) Accounting Treatment for Leases
Nextel Partners has been reviewing its accounting practices with respect to lease transactions based on recent clarification from the Securities and Exchange Commission. The company has discussed this issue with its independent external auditors and has determined that it will modify its accounting practices in this area. A final determination has not yet been made as to whether the modifications will be made as a cumulative adjustment in the fourth quarter of 2004 or as a restatement of prior periods. The company believes that the cumulative effect of these adjustments through December 31, 2004 will be less than $20 million. As the modifications relate solely to accounting treatment, they will not affect Nextel Partners’ historical or future cash flow or the timing of payments under its relevant leases. Accordingly, the results included in this release are preliminary and do not reflect any adjustments for this correction.

(2) Impact of SEC Staff Accounting Bulletin (SAB) No. 101- Revenue Recognition and Emerging Issues Task Force (EITF) No. 00-21-Revenue Arrangements with Multiple Deliverables (EITF No. 00-21)
We adopted EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables” beginning July 1, 2003 using the “prospective” method of adoption. Under EITF No. 00-21, we are no longer required to consider whether a customer is able to realize utility from the phone in the absence of the undelivered service. Given that we meet the criteria stipulated in EITF No. 00-21, we account for the sale of a phone as a unit of accounting separate from the subsequent service to the customer. Accordingly, we began recognizing revenue from phone equipment sales and the related cost of phone equipment revenues when title to the phone equipment passes to the customer beginning July 1, 2003. In accordance with EITF No. 00-21, we also report activation fees as part of equipment revenues effective July 1, 2003. Previously, in accordance with SAB No. 101, “Revenue Recognition in Financial Statements,” activation fees and handset revenues were deferred and recognized over three years, the estimated customer relationship period. Concurrently, related costs for the handsets were deferred, but only to the extent of deferred revenues, resulting in no change to income (loss) from operations. Since we adopted EITF No. 00-21 prospectively, all previously deferred activation fees, handset revenues and related costs for the handsets will continue to be amortized over their remaining customer relationship period. The following is a summary of the revenues and cost of equipment revenues (handset costs) as reported and without the effect of SAB No. 101 and EITF No. 00-21. (In December of 2003, the SEC staff issued SAB No. 104, “Revenue Recognition,” which updated SAB No. 101 to reflect the impact of the issuance of EITF No. 00-21.)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Service revenues as reported	$354,706	$276,687	$1,291,352	$964,386
Activation fees deferred (SAB No.101)		—		3,319
Activation fees amortization (SAB No. 101)	(811)	(1,079)	(3,748)	(4,325)
Activation fees to equipment revenues (EITF No. 00-21)	3,120	2,156	11,310	4,256

Total service revenues without SAB No. 101 and EITF No. 00-21 effect	$357,015	$277,764	$1,298,914	$967,636

Equipment revenues as reported	$17,649	$19,365	$77,075	$54,658
Equipment revenues deferred (SAB No. 101)		—		19,947
Equipment revenues amortization (SAB No. 101)	(4,400)	(6,046)	(20,258)	(25,380)
Activation fees from service revenues (EITF No. 00-21)	(3,120)	(2,156)	(11,310)	(4,256)

Total equipment revenues without SAB No. 101 and EITF No. 00-21 effect	$10,129	$11,163	$45,507	$44,969

Cost of equipment revenues as reported	$36,018	$32,857	$143,848	$114,868
Equipment revenues deferred (SAB No. 101)		—		23,266
Equipment revenues amortization (EITF No. 00-21)	(5,211)	(7,125)	(24,006)	(29,705)

Total cost of equipment revenues without SAB No. 101 and EITF No. 00-21 effect	$30,807	$25,732	$119,842	$108,429

Income from operations as reported	$69,296	$31,117	$225,209	$47,329

Income from operations without SAB No. 101 and EITF No. 00-21 effect	$69,296	$31,117	$225,209	$47,329

(3) Adjusted EBITDA
The term “EBITDA” refers to a financial measure that is defined as earnings before interest, taxes, depreciation and amortization; we use the term “Adjusted EBITDA” to reflect that our financial measure also excludes cumulative effect of change in accounting principle, loss from disposal of assets, loss from early extinguishment of debt and stock-based compensation. Adjusted EBITDA is commonly used to analyze companies on the basis of leverage and liquidity. However, Adjusted EBITDA is not a measure determined under GAAP in the United States of America and may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA should not be construed as a substitute for operating income or as a better measure of liquidity than cash flow from operating activities, which are determined in accordance with GAAP. We have presented Adjusted EBITDA to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. The following schedule reconciles Adjusted EBITDA to net cash from operating activities reported on our Consolidated Statements of Cash Flows, which we believe is the most directly comparable GAAP measure:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Net cash from operating activities (as reported on Consolidated Statements of Cash Flows)	$70,748	$57,702	$202,466	$87,154
Adjustments to reconcile to Adjusted EBITDA:
Cash paid interest expense, net of capitalized amount	20,053	9,809	114,815	103,485
Interest income	(1,089)	(881)	(2,891)	(2,811)
Change in working capital	18,925	735	61,202	(3,990)

Adjusted EBITDA	$108,637	$67,365	$375,592	$183,838

Guidance
For the Year Ending
December 31, 2005
Net cash from operating activities (as reported on
Consolidated Statements of Cash Flows)	$377,000 or higher/lower
Adjustments to reconcile to Adjusted EBITDA:
Cash paid interest expense, net of capitalized amount	100,700 or higher/lower
Interest income	(3,000) or higher/lower
Change in working capital	35,300 or higher/lower

Adjusted EBITDA	$510,000 or higher

(4) Net Capital Expenditures
Net capital expenditures exclude capitalized interest and are offset by net proceeds from the sale and lease-back transactions of telecommunication towers and related assets to third parties accounted for as operating leases. Net capital expenditures as defined are not a measure determined under GAAP in the United States of America and may not be comparable to similarly titled measures reported by other companies. Net capital expenditures should not be construed as a substitute for capital expenditures reported on our Consolidated Statements of Cash Flows, which is determined in accordance with GAAP. We report net capital expenditures in this manner because we believe it reflects the net cash used by us for capital expenditures and to satisfy the reporting requirements for our debt covenants. The following schedule reconciles net capital expenditures to capital expenditures reported on our Consolidated Statements of Cash Flows, which we believe is the most directly comparable GAAP measure:

	For the Three
	Months Ended	For the Year Ended
	December 31, 2004	December 31, 2004

Capital expenditures (as reported on Consolidated Statements of Cash Flows)	$53,471	$156,843
Less: cash paid portion of capitalized interest	(418)	(1,242)
Less: cash proceeds from sale and lease-back transactions accounted for as operating leases	(728)	(1,939)
Change in capital expenditures accrued or unpaid	14,848	10,922

Net capital expenditures	$67,173	$164,584

Guidance for the Year Ending December
31, 2005
Capital expenditures (as reported on Consolidated Statements of Cash Flows)	$186,900 or higher/lower
Less: cash paid portion of capitalized interest	(1,300) or higher/lower
Less: cash proceeds from sale and lease-back transactions accounted for as operating leases	(5,600) or higher/lower
Change in capital expenditures accrued or unpaid	5,000 or higher/lower

Net capital expenditures	$185,000 or lower

Other Non-GAAP Reconciliations:

Net Income (Loss) Attributable to Common Stockholders Excluding the Loss on Early Retirement of Debt with Per Share Calculations
Net income (loss) attributable to common stockholders excluding the loss on early retirement of debt is calculated using net income (loss) attributable to common stockholders (as reported on Consolidated Statements of Operations) and adding back the loss on early retirement of debt (as reported on Consolidated Statements of Operations). We show this non-GAAP financial measure to allow us to compare our net income (loss) attributable to common stockholders without loss on early retirement of debt. We also use this non-GAAP financial measure to calculate the net income (loss) per share attributable to common stockholders excluding the loss on early retirement of debt. Net income (loss) attributable to common stockholders excluding the loss on early retirement of debt and net income (loss) per share attributable to common stockholders excluding the loss on early retirement of debt are not measures determined under GAAP in the United States of America and may not be comparable to similarly titled measures reported by other companies and should not be construed as substitutes for net income (loss) attributable to common stockholders and net income (loss) per share attributable to common stockholders, which are determined in accordance with GAAP. The following schedule reconciles net income (loss) attributable to common stockholders excluding the loss on early retirement of debt and net income (loss) per share attributable to common stockholders excluding the loss on early retirement of debt to net income (loss) attributable to common stockholders and net income (loss) per share attributable to common stockholders, respectively, as reported on our Consolidated Statements of Operations, which we believe are the most directly comparable GAAP measures:

		For the Year
		Ended
	For the Year Ended	December 31,
	December 31, 2004	2003
Net Income (Loss) Attributable to Common Stockholders (as reported on Consolidated Statements of Operations)	$58,233	$(207,199)
Add: Loss on Early Retirement of Debt (as reported on Consolidated Statements of Operations)	54,971	95,093

Net Income (Loss) Attributable to Common Stockholders excluding the Loss on Early Retirement of Debt	$113,204	$(112,106)

Basic:
Net Income (Loss) per share Attributable to Common Stockholders (as reported on Consolidated Statements of Operations)	$0.22	$(0.82)
Add: Loss per share on Early Retirement of Debt	$0.21	$0.38

Net Income (Loss) per share Attributable to Common Stockholders excluding the Loss on Early Retirement of Debt	$0.43	$(0.44)

Diluted:
Net Income (Loss) per share Attributable to Common Stockholders (as reported on Consolidated Statements of Operations)	$0.21	$(0.82)
Add: Loss per share on Early Retirement of Debt	$0.18	$0.38

Net Income (Loss) per share Attributable to Common Stockholders excluding the Loss on Early Retirement of Debt	$0.39	$(0.44)

Weighted Average Number of Shares Outstanding
Basic	263,671	252,440

Diluted	304,985	252,440

ARPU – Average Revenue per Unit
ARPU is an industry term that measures total service revenues per month from our subscribers divided by the average number of subscribers in commercial service during the period. ARPU, itself, is not a measurement determined under GAAP in the United States of America and may not be similar to ARPU measures of other companies; however, ARPU uses GAAP measures as the basis for calculation. We believe that ARPU provides useful information concerning the appeal of our rate plans and service offering and our performance in attracting high value customers. The following schedule reflects the ARPU calculation and provides a reconciliation of service revenues used for the ARPU calculation to service revenues reported on our Consolidated Statements of Operations, which we believe is the most directly comparable GAAP measure to the service revenues measure used for the ARPU calculation:

ARPU (without roaming revenues)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Service revenues (as reported on Consolidated Statements of Operations)	$354,706	$276,687	$1,291,352	$964,386
Activation fees deferred (recognized) for SAB No. 101	(811)	(1,079)	(3,748)	(1,006)
Add: activation fees reclassified for EITF No. 00-21	3,120	2,156	11,310	4,256
Less: roaming revenues and other non-service revenues	(48,029)	(33,405)	(163,022)	(115,893)

Service revenues for ARPU	$308,986	$244,359	$1,135,892	$851,743

Average units (subscribers)	1,546	1,184	1,410	1,051

ARPU	$67	$69	$67	$68

Guidance
For the Year Ending
December 31, 2005
Service revenues (as reported on Consolidated Statements of Operations)	$1,570,000 or higher
Less: roaming revenues and other non-service revenues	(175,000) or higher

Service revenues for ARPU	$1,395,000 or higher

Average units (subscribers)	1,787 or higher

ARPU	$65 or higher

ARPU (including roaming revenues)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Service revenues (as reported on Consolidated Statements of Operations)	$354,706	$276,687	$1,291,352	$964,386
Activation fees deferred (recognized) for SAB No. 101	(811)	(1,079)	(3,748)	(1,006)
Add: activation fees reclassified for EITF No. 00-21	3,120	2,156	11,310	4,256
Less: other non-service revenues	(2,634)	—	(4,312)	—

Service plus roaming revenues for ARPU — three months	$354,381	$277,764	$1,294,602	$967,636

Average units (subscribers)	1,546	1,184	1,410	1,051

ARPU, including roaming revenues	$76	$76	$77	$77

LRS – Lifetime revenue per subscriber
LRS is an industry term calculated by dividing ARPU (see above) by the subscriber churn rate. The subscriber churn rate is an indicator of subscriber retention and represents the monthly percentage of the subscriber base that disconnects from service. Subscriber churn is calculated by dividing the number of handsets disconnected from commercial service during the period by the average number of handsets in commercial service during the period. LRS, itself, is not a measurement determined under GAAP in the United States of America and may not be similar to LRS measures of other companies; however, LRS uses GAAP measures as the basis for calculation. We believe that LRS is an indicator of the expected lifetime revenue of our average subscriber, assuming that churn and ARPU remain constant as indicated. We also believe that this measure, like ARPU, provides useful information concerning the appeal of our rate plans and service offering and our performance in attracting and retaining high value customers. The following schedule reflects the LRS calculation:

	For the Three Months	For the Year Ended
	Ended December 31, 2004	December 31, 2004

ARPU (without roaming revenues)	$67	$67
Divided by: Churn	1.3%	1.4%

Lifetime revenue per subscriber (LRS)	$5,154	$4,786